PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into this ____ day of October, 2006 by and between PITA GENERAL CORPORATION, an Illinois corporation ( “PITA”) and AHC TENANT, INC a Delaware Corporation (“Tenant”) (PITA and Tenant referred to collectively as “Seller”), each of the entities listed in Exhibit A attached hereto (“Licensees”) and BREA EMERITUS LLC, a Delaware limited liability company (the “Buyer”).

RECITALS

WHEREAS, PITA is the owner of fee title to the twenty five (25) healthcare facilities identified on Exhibit B attached hereto and made a part hereof as the “Facilities” (each being referred to herein individually as a “Facility”); and

WHEREAS, PITA leased the Facilities to Tenant pursuant to a Master Lease dated July 16, 1999 (the “Master Lease”); and

WHEREAS, Tenant has entered into Sublease Agreements (“Regulatory Subleases”) for each of the Facilities with the Licensees listed on Exhibit C attached hereto and made part hereof, which entities have secured and maintained the required licenses to operate the Facilities; and

WHEREAS, the Regulatory Subleases provide that, for income tax purposes, Tenant is the owner of all assets of the Facilities; and

WHEREAS, the Regulatory Subleases terminate upon the termination of the Master Lease; and

WHEREAS, the Licensees have entered into Consulting and Services Agreements (the “C&S Agreements”) with management companies (“Managers”) listed on Exhibit D for the provision of designated services necessary for the operation of the Facilities; and

WHEREAS, Seller desires to sell, transfer, convey and assign (and Licensees, by quitclaim instrument, desire to sell, transfer, convey and assign) to Buyer, and Buyer desires to acquire, assume and accept from Seller and Licensees (to the extent of any interest Licensees may have therein), certain land, personal property and other assets associated with the Facilities (the “Sale Assets,” as further defined herein) and assume the “Assumed Obligations,” as further defined herein, to the extent of their respective interests in the Sale Assets and Assumed Obligations, on and subject to the terms and conditions contained in this Agreement; and

WHEREAS, simultaneous with the closing of the transactions contemplated by this Agreement, Tenant, the Licensees and the Managers shall enter into and execute one or more Operations Transfer Agreements (each a “Transfer Agreement”) with Buyer, in the form of Exhibit E (subject to any third party manager’s review and comment), pursuant to which Tenant, the Licensees, and Managers shall transfer the operations of the Facilities, and all of their respective rights, titles and interests therein and thereto, to Buyer or Buyer’s designee, and Buyer shall accept transfer of the operations of the Facilities pursuant to the terms of the Transfer Agreements; and

WHEREAS, simultaneous with the closing of the transactions contemplated by this Agreement, Seller and Licensees shall enter into and execute an Assignment and Assumption Agreement (the “Assignment and Assumption Agreement”), in the form of Exhibit F, pursuant to which Seller and Licensees shall sell, transfer, convey, and assign to Buyer and Buyer shall purchase, acquire, assume, and accept from Seller and Licensees, all of their respective right, title and interest in and to any assets (to the extent transferable) associated with the Facilities that are not otherwise sold, transferred, conveyed, assumed, or assigned to Buyer and Buyer shall assume and agree to pay the Assumed Obligations pursuant to the terms hereof.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged hereby, the parties hereto agree to incorporate the above recitals into this Agreement as if fully rewritten herein and further agree as follows:

1.  Sale. Seller agrees to sell, convey, and assign (and Licensees, by quitclaim instrument, agree to sell, convey and assign) to Buyer, and Buyer agrees to purchase from Seller and Licensees, for the Purchase Price (as hereinafter defined), and on the terms and conditions set forth in this Agreement, the Sale Assets (and, with respect to the Licensees, any interest they may have therein). The Licensees are conveying their interest in all of the Sale Assets, to the extent that the Licensees have any interest in the Sale Assets, as an accommodation to Buyer to eliminate any claim or allegation that Buyer is not obtaining title to the Sale Assets as provided for herein.

1.1.  For purposes of this Agreement, the term “Sale Assets” shall be deemed to mean on a collective basis:

(a)  The Land. The parcels of land legally described on Exhibit G attached hereto and made a part hereof, together with all rights, easements and interests appurtenant thereto of Seller that run with the land including, but not limited to, any streets or other public ways adjacent to the Land and any water or mineral rights owned by Seller or Licensees (collectively, the “Land”) subject to the Permitted Encumbrances set forth in Schedule 1.

(b)  The Improvements. All improvements located on the Land, including, but not limited to, the Facilities, and all other structures, systems, fixtures and utilities associated with, and utilized in, the ownership and operation of the Facilities (all such improvements being collectively referred to as the “Improvements” and, together with the Land, collectively referred to herein as the “Real Property”).

(c)  Personal Property. All tangible personal property of Seller and Licensees (i) located on or in the Real Property or (ii) used in connection with the ownership, operation and maintenance of the Facilities (the “Personal Property”), including, but not limited, to, all, if any, building materials, supplies, hardware, and carpeting owned by Seller or Licensees and Seller’s and Licensees’ right, title and interest in and to any “Consumables”, which are hereby defined to be the inventory of food, dietary supplies, medical supplies, floor stock, maintenance supplies, paper goods, linens, laundry supplies and all other consumables, disposable items used in the operation of the Facilities as of the Closing (as defined herein), and other inventory maintained in connection with Seller’s and Licensees’ ownership and operation of the Facilities as of the Closing (the “Inventory”).

(d)  Intangible Personal Property. Each and all of the following items of intangible property owned by Seller or Licensees and utilized in connection with the ownership and operation of the Facilities (collectively, the “Intangibles”): (i) to the extent assignable or transferable, all right, title and interest of Seller and Licensees in and to each and every guaranty and warranty concerning the Improvements and the Personal Property, including, without limitation, any roofing, air conditioning, heating, elevator or other guaranty or warranty relating to the construction, maintenance or replacement of the Improvements or any portion thereof; (ii) all right, title and interest in and to all guaranties and warranties given to Seller or Licensees that have not expired (either on a “claims made” or occurrence basis) in connection with the operation, construction, improvement, alteration or repair of the Improvements; (iii) to the extent assignable or transferable, all right, title and the interest of Seller or Licensees in, to and under all governmental permits, licenses, authorizations, operating rights and approvals associated with the physical construction of the Improvements (not including any permits, licenses, authorizations or approvals associated with the operation of the Facilities as health care facilities or otherwise); (iv) to the extent assignable, the telephone numbers of each of the Facilities; and (v) to the extent assignable or transferable, all right, title and interest of Seller and Licensees in, to and under any certificate of need, operating rights from a governmental authority related to the construction and/or operation of any Facility for the use of a specified number of beds in a skilled nursing facility and/or assisted living facility, and any other activities carried on by Seller or Licensees in the Facilities, or alteration of any such Facility or modification of services provided at such Facility. Provided, however, the trade names and logos under which the Facilities have been operated or used by Seller and Licensees in connection with the operation of the Facilities are not part of the Sale Assets and all uses of them at the Facilities shall cease upon the Closing.

(e)  Business Records. To the extent that Seller and Licensees have ownership, control or the right to obtain copies thereof, all of the following maintained by, issued to or held by Seller or Licensees or used in connection with the operation, maintenance and use of the Facilities: books and records relating to the Facilities or the operation thereof, including, without limitation, files, invoices, forms, accounts, correspondence, patient records, technical, accounting and procedural manuals, employment records, actuarial studies, studies, reports or summaries relating to any environmental matters, and other books and records relating to the ownership, maintenance or operation of any of the Facilities or any of the Sale Assets, surveys, engineering or environmental reports and other studies, investigations or depictions of the Facilities or the Sale Assets (collectively, the “Business Records”) to the extent Seller or Licensees have the right under applicable law to convey or transfer them.

(f)  Provider Agreements. All Provider Agreements and for purposes of this Agreement, the term “Provider Agreements” shall mean, to the extent they are assignable, any provider agreements held by or issued to Seller or Licensees or any Facility under which the Facilities are eligible to receive payment under (i) Title XVIII (“Medicare”), Title XIX (“Medicaid”) or any other governmental or quasi-governmental third party payor programs, (ii) any private or quasi-private healthcare reimbursement or private payor programs (including so-called “HMO” and “PPO” programs) (herein, “Third Party Payor Programs”), and (iii) any other agreement, arrangement, program or understanding with any federal, state or local governmental agency or organization or private organization pursuant to which the Facilities qualify for payment or reimbursement for medical or therapeutic care or other goods or services rendered or supplied to any resident. Notwithstanding the above, the parties hereby acknowledge that Buyer intends to apply for its own Medicare and Medicaid provider numbers and, unless it notifies Seller and Licensees at least thirty (30) days prior to the Closing Date, the Buyer will not assume any of the Seller’s and Licensees’ Medicare and Medicaid Provider Agreements.

(g)  Facility and Admission Agreements. All rights of Seller or Licensees in, to and under all contracts, leases, agreements, vehicle leases, commitments and other arrangements, and any amendments or modifications, used or useful in the operation of the Facilities as of the date hereof or made or entered into by Seller or Licensees between the date hereof and the Closing Date in compliance with this Agreement (the “Facility Agreements”), including but not limited to occupancy, residency, lease, tenancy and similar written agreements entered into in the ordinary course of the Business with residents of the Facilities (“Admission Agreements”).

1.2.  Excluded Sale Assets. Notwithstanding any provision of this Agreement to the contrary, the Sale Assets shall not include the following (collectively, the “Excluded Assets”), and any such Excluded Assets or proceeds therefrom that Buyer may have or obtain post-Closing shall be delivered promptly to Seller and Licensees:

(a)  Any and all rights in and to claims or causes of action of Seller and Licensees against third parties (including, without limitation, for indemnification) with respect to, or which are made under or pursuant to, other Excluded Assets;

(b)  Any and all accounts receivable arising or accruing in connection with the operation of the Facilities on or prior to the Closing Date and to the extent related to the period prior to the Closing Date (the “Retained Receivables”);

(c)  Subject to Article 11, any and all rights of Seller or Licensees to coverage or benefits under any insurance policies in force as of the Closing Date with respect to any liabilities that may have arisen or accrued through the Closing Date;

(d)  Any Inventory disposed of or consumed between the date hereof and the Closing Date in accordance with the terms and provisions of this Agreement;

(e)  Any records relating to Excluded Assets and to liabilities other than the Assumed Obligations;

(f)  Any and all cash, bank deposits and other cash equivalents, certificates of deposit, marketable securities and cash deposits made by Seller or Licensees to secure contract obligations accrued through the Closing Date;

(g)  Personal property of Seller’s, the Licensees’ or the Managers’ officers or employees located in their respective personal offices at the Facilities;

(h)  Originals of all financial and other records of Seller and Licensees (except records related to operation of the Facilities or to residents of the Facilities);

(i)  All other assets of Seller and Licensees not located on or used in connection with the operation of the Facilities;

(j)  All trade names, assumed names and logos under which any of the Facilities has been operated or used by Seller or Licensees in connection with the operation of any of the Facilities; and

(k)  All operating procedure manuals, training manuals and proprietary business forms of Seller and Licensees.

1.3.  Assumption of Obligations. Buyer shall, at Closing, assume any and all responsibilities, liabilities and obligations of Seller and Licensees to pay, discharge and perform when due all liabilities and obligations of Seller or Licensees or Managers arising under the Facility Agreements that accrue or arise after Closing (collectively, the “Assumed Obligations”). The Assumed Obligations shall be prorated as of the Closing Date in accordance with Article 10. The parties hereby acknowledge that Buyer is not assuming any obligations or liabilities of Seller, Licensees or Managers that arose or accrued prior to the Closing Date except as specifically set forth herein.

2.  Purchase Price.

2.1.  Payment of Purchase Price.

(a)  The total purchase price for the Sale Assets (the “Purchase Price”) to be paid to Seller by Buyer shall be equal to the sum of One Hundred Ninety Million and no/100 Dollars ($190,000,000). It is expressly agreed and acknowledged that no portion of the Purchase Price shall be paid or payable to the Licensees or Managers.

(b)  Buyer will pay the Purchase Price by (a) depositing, within one (1) business day of Buyer’s receipt of a fully executed copy of this Agreement, Fifteen Million and no/100 Dollars ($15,000,000) (together with any accrued interest thereon, the “Deposit”) with Chicago Title Insurance Company (the “Escrow Agent”) pursuant to the terms of the escrow agreement dated the date hereof between the Escrow Agent, Buyer and Seller and Licensees (the “Escrow Agreement”) and (b) paying the balance of the

Purchase Price at Closing by electronic wire transfer of immediately available funds to the Escrow Agent for disbursement to Seller in accordance with this Agreement.

(c)  Subject to Article 7, the entire Deposit is non-refundable and will be released from escrow and disbursed by the Escrow Agent to Seller either (i) at Closing as payment of a portion of the Purchase Price or (ii) upon termination of this Agreement.

2.2.  Allocation of the Purchase Price. The Purchase Price shall be allocated among each of the Facilities in accordance with Schedule 2. Seller and Buyer agree that the form of the transactions and the consideration provided for in this Agreement were arrived at on the basis of arm’s length negotiation between Seller and Licensees and Buyer, and shall be respected by each of them for federal, state, local and other tax reporting purposes, including filings on Internal Revenue Service Form 8594, and that neither of them will assert or maintain a position inconsistent with the forgoing. The Buyer and Seller and Licensees hereby agree and acknowledge that no portion of the Purchase Price is allocable to the Licensees or the Manager.

3.  Closing. The consummation of the purchase and sale of the Sale Assets contemplated herein (“Closing”) shall occur at 3:00 p.m. Central time on December 1, 2006 (or December 15, 2006, if Buyer elects to change the Closing Date in accordance with Section 3.3), at the offices of the Escrow Agent, or at such other time or place or on such other date as is mutually agreed to by the parties (the “Closing Date”).

3.1.  BUYER ACKNOWLEDGEMENT. BUYER ACKNOWLEDGES AND AGREES THAT BUYER IS ACQUIRING THE SALE ASSETS ON AN “AS-IS WHERE-IS” BASIS AND ASSUMING THE ASSUMED OBLIGATIONS, WITHOUT REPRESENTATION, WARRANTY OR COVENANT (EXPRESS OR IMPLIED OTHER THAN THE EXPRESS REPRESENTATIONS CONTAINED IN THIS AGREEMENT) BY SELLER OR LICENSEE AND IN EACH CASE SUBJECT ONLY TO PERMITTED ENCUMBRANCES. SELLER AND LICENSEE HAVE NOT MADE NOR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATION, WARRANTY OR COVENANT (EXPRESS OR IMPLIED OTHER THAN THE EXPRESS REPRESENTATIONS CONTAINED IN THIS AGREEMENT) OR SHALL BE DEEMED TO HAVE ANY LIABILITY WHATSOEVER AS TO THE VALUE, HABITABILITY, USE, CONDITION, DESIGN, OPERATION, MERCHANTABILITY OR FITNESS FOR USE OF THE SALE ASSETS (OR ANY PART THEREOF), THE ASSUMED OBLIGATIONS, OR ANY OTHER REPRESENTATION, WARRANTY OR COVENANT WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE SALE ASSETS (OR ANY PART THEREOF), OTHER THAN THE EXPRESS REPRESENTATIONS CONTAINED IN THIS AGREEMENT, ANY USE OF THE SALE ASSETS, ANY BUSINESS OR BUSINESSES CONDUCTED THEREIN, THE VALUE OR FINANCIAL STATUS OF THE SALE ASSETS OR THE FACILITIES, AND SELLER AND LICENSEE SHALL NOT BE LIABLE FOR ANY LATENT, HIDDEN, OR PATENT DEFECT THEREON OR THE FAILURE OF THE SALE ASSETS, OR ANY PART THEREOF, TO COMPLY WITH ANY LEGAL REQUIREMENT FROM AND AFTER THE CLOSING DATE. BUYER HAS OR PRIOR TO THE DATE HEREOF WILL HAVE BEEN AFFORDED FULL OPPORTUNITY TO INSPECT THE SALE ASSETS, ASSUMED OBLIGATIONS, AND ANY AND ALL BUSINESSES OR OPERATIONS CONDUCTED THEREIN. IT IS UNDERSTOOD AND AGREED THAT BUYER IS PURCHASING THE SALE ASSETS AND ASSUMING THE

ASSUMED OBLIGATIONS AS SPECIFICALLY SET FORTH IN THIS AGREEMENT. SELLER AND LICENSEES HAVE MADE NO REPRESENTATIONS AND WARRANTIES AND SHALL MAKE NO REPRESENTATIONS AND WARRANTIES WITH RESPECT TO ANY OF THE BUSINESSES OR OPERATIONS CONDUCTED IN THE SALE ASSETS, OTHER THAN THE EXPRESS REPRESENTATIONS CONTAINED IN THIS AGREEMENT. BUYER REPRESENTS AND WARRANTS TO SELLER AND LICENSEES, WITHOUT ANY LIMITATION WHATSOEVER, THAT IT IS ENTERING INTO THIS AGREEMENT SOLELY ON THE BASIS OF THE RESULTS OF BUYER’S OWN INSPECTIONS, AND ALL RISKS INCIDENT TO THE MATTERS DESCRIBED IN THIS SECTION 3.1, AS BETWEEN SELLER AND LICENSEES ON THE ONE HAND, AND BUYER, ON THE OTHER HAND, ARE TO BE BORNE BY BUYER.

3.2.  Consent Condition. Seller and Licensees acknowledge and agree that Buyer’s obligation to purchase the Sale Assets in accordance with the terms specified in this Agreement is subject to obtaining the consent of ZC Specialty Insurance Company (the “Surety”), which has issued a financial surety bond with respect to certain secured indebtedness that encumbers the Sale Assets (the “Secured Debt”), which consent Seller and Licensees represent and warrant, has been obtained on or before the date of this Agreement.

3.3.  Licensure. Buyer shall be responsible for filing and obtaining all requisite Operator Licenses (as hereinafter defined) attributable to the change of ownership and operation of the Facilities and Buyer shall file, on or before October 16, 2006, all applications that Buyer reasonably believes are required to obtain the Operator Licenses. Obtaining all Operator Licenses necessary in Buyer’s reasonable opinion to operate the Facilities as of the Closing Date shall not be a condition precedent to the sale and assumption as set out herein. Buyer hereby agrees to use commercially reasonable efforts to obtain such Operator Licenses in an expeditious manner. However, if Buyer is unable, despite commercially reasonable efforts to comply with applicable agency requirements that may be completed pre-Closing, so as to assure Buyer that its license will be issued promptly after Closing, then the applicable Licensee and Buyer shall enter into a (i) Sale and Leaseback Agreement or (ii) Transition Services Agreement, as appropriate to facilitate any necessary regulatory approvals, for each Facility located in a state where licensing may not occur promptly after Closing. Subject to such minor and non-material economic changes as may be appropriate for each particular circumstance and as may be required by applicable regulatory authorities, the (i) Transition Services Agreement and (ii) Sale and Leaseback Agreement shall be substantially in the forms attached hereto as Exhibit U (“Sale and Leaseback Agreement”) and Exhibit V (“Transition Services Agreement”) respectively. Notwithstanding anything contained herein to the contrary, in the event that Buyer, despite using commercially reasonable efforts, has not, on or before November 27, 2006, obtained Operator Licenses or satisfied all conditions necessary to obtain reasonable assurances from the applicable regulatory authorities that it will obtain Operator Licenses promptly after Closing and satisfaction or completion of customary post closing matters associated with obtaining such Operator Licenses as reasonably determined by Buyer, for at least sixteen (16) of the Facilities, then Buyer, in its sole discretion, may elect to change the Closing Date to December 15, 2006. For the avoidance of doubt, delivering a copy of the executed deed to the appropriate regulatory authority and/or a survey of a Facility by the requisite regulatory authority are examples of customary post closing matters. Buyer shall provide Seller and Licensees with notice that it is exercising its option to change the Closing Date on or before 11:59 p.m. Central time, November 27, 2006. The immediately preceding sentence and the making of such election does not relieve Buyer of its obligation to close or give rise to any right to terminate this Agreement.

3.4.  Westlake Facility Closing. The parties hereby acknowledge that the real property upon which the Cypress Gardens at Westlake in Westlake, Ohio (“Westlake Facility”)  is located (“Westlake Property”) is subject to that certain (i) Commissioner’s Deed dated February 28, 1995, and (ii) Foreclosure Sale Use Agreement dated February 28, 1995, as amended by that certain Amendment to Commissioner’s Deed and Foreclosure Sale Use Agreement dated June 30, 1999 (collectively, “HUD Agreement”). The HUD Agreement provides, among other things, that the Westlake Property may not be transferred without the prior written approval of the Department of Housing and Urban Development (“HUD”). In order to obtain HUD’s approval, the Buyer must obtain a “2530 Clearance” from HUD and submit (i) a written request to HUD to approve the sale, (ii) a copy of the HUD Agreement, and (iii) a copy of the Operator License in the name of the Buyer or, if the application for the Operator License is pending, then a copy of the applicable application, together with a statement from the State of Ohio licensing agency that the Buyer is authorized to operate the Westlake Facility under the existing Operator License pending issuance to Buyer of its Operator License (collectively, “HUD Conditions”).

Buyer hereby agrees to diligently pursue in good faith the satisfaction of the HUD Conditions and Seller and Licensee hereby agree to cooperate and work with Buyer in good faith to satisfy the HUD Conditions until Buyer obtains HUD approval or provides Seller with a Westlake Termination Notice, as defined hereinafter below. However, in the event that Buyer, despite good faith efforts, has not satisfied the HUD Conditions and obtained HUD approval on or before the Closing Date, then, notwithstanding anything contained in this Agreement to the contrary, the Sale Assets and Assumed Obligations associated with or related to the Westlake Facility (collectively, “Westlake Facility Assets”) shall be excluded from the Closing.

In such event, (i) the Purchase Price shall be reduced by the amount of the Purchase Price allocated to the Westlake Facility Assets (“Westlake Facility Price”) in Schedule 2, (ii) the amount of the Deposit that may be applied against the reduced Purchase Price at Closing shall be an amount equal to the Deposit less a proportionate share of the Deposit allocable to the Westlake Facility Assets (“Westlake Facility Deposit”) and (iii) the Westlake Facility Deposit shall be held in escrow as more particularly described in the Escrow Agreement. In addition, at Closing, Buyer, or its designee, and Westlake Senior Care, LLC shall enter into a management agreement on such reasonable terms and conditions as are to be agreed by the parties pursuant to which Buyer or its designee shall operate and manage the Westlake Facility on an interim basis (the “Westlake Management Agreement”). Further, at the Westlake Facility Closing (as hereinafter defined), the parties shall make the prorations and adjustments provided in Article 10 with respect to the Westlake Facility Assets.

The closing with respect to the Westlake Facility Assets (“Westlake Facility Closing”) shall be extended until the fifth business day after the date that Buyer obtains HUD approval (“Westlake Facility Closing Date”). The purchase price for the Westlake Facility Assets shall be equal to the Westlake Facility Price and shall be paid to Seller at the Westlake Facility Closing in the manner provided in Section 2.1. The parties shall provide the applicable closing deliveries at the Westlake Facility Closing in accordance with the terms and conditions of this Agreement. The representations and warranties made by Sellers, Licensees and Buyers in this

Agreement with respect to (i) the Westlake Facility Assets and (ii) the authority to consummate the Westlake Facility Closing shall be true in all material respects as of the Westlake Facility Closing Date. Sellers, Licensees and Buyers shall continue to comply with the interim operating covenants and other pre-closing agreements contained herein with respect to the Westlake Facility until the Westlake Facility Closing Date. Closing expenses with respect to the Westlake Facility Closing shall be allocated between the parties as provided in Article 13. If the Westlake Facility Closing does not occur solely due to Buyer’s default under this Agreement, Seller shall be entitled to retain the Westlake Facility Deposit, which shall not be considered liquidated damages pursuant to Section 7.4 hereof, and Seller shall have such additional remedies as are available at law or in equity.

Notwithstanding anything contained herein to the contrary, in the event that Buyer has not obtained HUD approval within one hundred twenty (120) days after the Closing Date, then Buyer may, in its sole discretion, at anytime thereafter until it receives HUD approval provide Seller and Licensees with notice that it no longer desires to purchase the Westlake Facility Assets (“Westlake Termination Notice”) and the balance of the Deposit shall be promptly returned to Buyer in accordance with the terms and conditions of the Escrow Agreement; provided, that Buyer or its designee shall continue to operate and manage the Westlake Facility pursuant to the terms of the Westlake Management Agreement until the Westlake Facility is sold to a third party. In such event, Seller will use good faith efforts to sell the Westlake Facility as promptly as practicable; provided, that Sellers shall not be obligated to sell the Westlake Facility for an amount that is less than the Westlake Facility Price.

3.5.  California Facilities. The parties hereby acknowledge that the Manager (“California Manager”) for the Facilities located in California (“California Facilities”) is named in the applicable Operator License for each such California Facility. Accordingly, such California Manager must be a party to any Sale and Leaseback Agreement or Transition Services Agreement described in Section 3.3 with respect to any California Facility. In the event that the California Manager refuses to sign any such agreement and enter into a reasonable management agreement, Buyer, in its sole discretion, upon notice to Seller and Licensees may elect to delay Closing with respect to the Sale Assets and Assumed Obligations associated with or related to the California Facilities (collectively, “California Facility Assets”) until such time as Buyer has obtained the Operator Licenses (“California Operator Licenses”) for the California Facilities (“Delayed California Closing”).

In the event of a Delayed California Closing, (i) the Purchase Price shall be reduced by the amount of the Purchase Price allocated to the California Facility Assets (“California Facility Price”) in Schedule 2, (ii) the amount of the Deposit that may be applied against the reduced Purchase Price at Closing shall be an amount equal to the Deposit less a proportionate share of the Deposit allocable to the California Facility Assets (“California Facility Deposit”) and (iii) the California Facility Deposit shall be held in escrow as more particularly described in the Escrow Agreement. In addition, at the California Facility Closing (as hereinafter defined), the parties shall make the prorations and adjustments provided in Article 10 with respect to the California Facility Assets.

The closing with respect to the California Facility Assets (“California Facility Closing”) shall be extended until the fifth business day after the date that Buyer obtains the

California Operator Licenses (“California Facility Closing Date”). The purchase price for the California Facility Assets shall be equal to the California Facility Price and shall be paid to Seller at the California Facility Closing in the manner provided in Section 2.1. The parties shall provide the applicable closing deliveries at the California Facility Closing in accordance with the terms and conditions of this Agreement. The representations and warranties made by Sellers, Licensees and Buyers in this Agreement with respect to (i) the California Facility Assets and (ii) the authority to consummate the California Facility Closing shall be true in all material respects as of the California Facility Closing Date. Sellers, Licensees and Buyers shall continue to comply with the interim operating covenants and other pre-closing agreements contained herein with respect to the California Facilities until the California Facility Closing Date. Closing expenses with respect to the California Facility Closing shall be allocated between the parties as provided in Article 13. If the California Facility Closing does not occur solely due to Buyer’s default under this Agreement, Seller shall be entitled to retain the California Facility Deposit, which shall not be considered liquidated damages pursuant to Section 7.4 hereof, and Seller shall have such additional remedies as are available at law or in equity.

3.6.  Kansas Facility. The parties hereby acknowledge that the Manager (“Kansas Manager”) for the Facility located in Overland Park, Kansas (“Kansas Facility”) is named in the applicable Operator Licenses for the Kansas Facility. Accordingly, the Kansas Manager must be a party to any Sale and Leaseback Agreement or Transition Services Agreement described in Section 3.3 with respect to Kansas Facility. In the event that the Kansas Manager refuses to sign any such agreement, Buyer, in its sole discretion, upon notice to Seller and Licensees may elect to either (i) retain the Kansas Manager to manage the Kansas Facility for a period of time post-Closing until the applicable Operator Licenses have been obtained, or (ii) delay Closing with respect to the Sale Assets and Assumed Obligations associated with or related to the Kansas Facility (“Kansas Facility Assets”) until such time as Buyer has obtained the Operator Licenses (“Kansas Operator Licenses”) for the Kansas Facility (“Delayed Kansas Closing”). Further, in the event that a Sale and Leaseback Agreement or Transition Services Agreement described in Section 3.3 is found to be impermissible under applicable regulatory requirements, then Buyer, in its sole discretion, upon notice to Seller and Licensees may elect to have a Delayed Kansas Closing.

In the event of a Delayed Kansas Closing, (i) the Purchase Price shall be reduced by the amount of the Purchase Price allocated to the Kansas Facility Assets (“Kansas Facility Price”) in Schedule 2, (ii) the amount of the Deposit that may be applied against the reduced Purchase Price at Closing shall be an amount equal to the Deposit less a proportionate share of the Deposit allocable to the Kansas Facility Assets (“Kansas Facility Deposit”) and (iii) the Kansas Facility Deposit shall be held in escrow as more particularly described in the Escrow Agreement. In addition, at the Kansas Facility Closing (as hereinafter defined), the parties shall make the prorations and adjustments provided in Article 10 with respect to the Kansas Facility Assets.

The closing with respect to the Kansas Facility Assets (“Kansas Facility Closing”) shall be extended until the fifth business day after the date that Buyer obtains the Kansas Operator Licenses (“Kansas Facility Closing Date”). The purchase price for the Kansas Facility Assets shall be equal to the Kansas Facility Price and shall be paid to Seller at the Kansas Facility Closing in the manner provided in Section 2.1. The parties shall provide the applicable closing deliveries at the Kansas Facility Closing in accordance with the terms and conditions of this

Agreement. The representations and warranties made by Sellers, Licensees and Buyers in this Agreement with respect to (i) the Kansas Facility Assets and (ii) the authority to consummate the Kansas Facility Closing shall be true in all material respects as of the Kansas Facility Closing Date. Sellers, Licensees and Buyers shall continue to comply with the interim operating covenants and other pre-closing agreements contained herein with respect to the Kansas Facility until the Kansas Facility Closing Date. Closing expenses with respect to the Kansas Facility Closing shall be allocated between the parties as provided in Article 13. If the Kansas Facility Closing does not occur solely due to Buyer’s default under this Agreement, Seller shall be entitled to retain the Kansas Facility Deposit, which shall not be considered liquidated damages pursuant to Section 7.4 hereof, and Seller shall have such additional remedies as are available at law or in equity.

3.7.  Colorado Facilities. In the event that a Sale and Leaseback Agreement or Transition Services Agreement described in Section 3.3 is found to be impermissible under applicable regulatory requirements, then Buyer, in its sole discretion, upon notice to Seller and Licensees, may elect to delay the Closing (“Delayed Colorado Closing”) with respect to the Sale Assets and Assumed Obligations (“Colorado Facility Assets”) associated with or related to the Facilities located in the State of Colorado (“Colorado Facilities”).

In the event of a Delayed Colorado Closing, (i) the Purchase Price shall be reduced by the amount of the Purchase Price allocated to the Colorado Facility Assets (“Colorado Facility Price”) in Schedule 2, (ii) the amount of the Deposit that may be applied against the reduced Purchase Price at Closing shall be an amount equal to the Deposit less a proportionate share of the Deposit allocable to the Colorado Facility Assets (“Colorado Facility Deposit”) and (iii) the Colorado Facility Deposit shall be held in escrow as more particularly described in the Escrow Agreement. In addition, at the Colorado Facility Closing (as hereinafter defined), the parties shall make the prorations and adjustments provided in Article 10 with respect to the Colorado Facility Assets.

The closing with respect to the Colorado Facility Assets (“Colorado Facility Closing”) shall be extended until the fifth business day after the date that Buyer obtains the Colorado Operator Licenses (“Colorado Facility Closing Date”). The purchase price for the Colorado Facility Assets shall be equal to the Colorado Facility Price and shall be paid to Seller at the Colorado Facility Closing in the manner provided in Section 2.1. The parties shall provide the applicable closing deliveries at the Colorado Facility Closing in accordance with the terms and conditions of this Agreement. The representations and warranties made by Sellers, Licensees and Buyers in this Agreement with respect to (i) the Colorado Facility Assets and (ii) the authority to consummate the Colorado Facility Closing shall be true in all material respects as of the Colorado Facility Closing Date. Sellers, Licensees and Buyers shall continue to comply with the interim operating covenants and other pre-closing agreements contained herein with respect to the Colorado Facility until the Colorado Facility Closing Date. Closing expenses with respect to the Colorado Facility Closing shall be allocated between the parties as provided in Article 13. If the Colorado Facility Closing does not occur solely due to Buyer’s default under this Agreement, Seller shall be entitled to retain the Colorado Facility Deposit, which shall not be considered liquidated damages pursuant to Section 7.4 hereof, and Seller shall have such additional remedies as are available at law or in equity.

4.  Seller’s and Licensees’ Representations and Warranties. Seller and Licensees represent, warrant and covenant to Buyer that the following matters are true as of the date hereof and shall be true in all material respects as of the Closing Date:

4.1.  Ownership. PITA is the owner, in fee simple, of the Real Property, and together with Tenant and Licensees, has good and marketable title to the remainder of the Sale Assets, subject only to the Permitted Encumbrances.

4.2.  Status. PITA is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and Tenant is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Licensee is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Indiana as set forth in Exhibit A. PITA, Tenant and the Licensees are duly qualified to do business as a foreign corporation or limited liability company in the states in which the Facilities are located.

4.3.  Authority. The execution and delivery of this Agreement and all documents to be executed by it pursuant to this Agreement by Seller and/or Licensees, and the performance of this Agreement and all documents to be executed by it pursuant to this Agreement by Seller and/or Licensees, have been duly authorized by Seller and/or Licensees, and this Agreement is binding on Seller and Licensees and enforceable against Seller and Licensees in accordance with its terms except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity. The execution of this Agreement and the consummation of the transactions contemplated in this Agreement do not and will not result in a breach of the terms and conditions of, nor constitute a default under or violation of, Seller’s or Licensees’ articles of incorporation, bylaws or any law, regulation, court order, or any mortgage, note, bond, indenture, agreement, license or other instrument or obligation to which Seller or Licensees are now a party or by which any of portion of the Sale Assets may be bound or affected and that is material to Seller’s and Licensees’ business. At the Closing, the Seller and Licensees shall cause the Secured Debt to be prepaid in full and all liens and security interests encumbering any of the Sale Assets and securing the Secured Debt shall be released and discharged in full.

4.4.  Notices of Violations. Except as set forth on Exhibit H, since April 1, 2003, and except as set forth on Exhibit H to Seller’s and Licensees’ knowledge prior to April 1, 2003, Seller and Licensees have not received any written notices, orders, demands or other directives from any governmental authorities or quasi-governmental authorities or their agents and contractors pertaining to any uncured material violations of any applicable laws, ordinances, rules, regulations, codes, licenses, permits and authorizations pertaining to the operation of the Facilities, including but not limited to all applicable federal and state health care laws, rules and regulations, including, without limitation those relating to the payment or receipt of illegal remuneration, including 42 U.S.C. § 1320a-7b(b) (the Medicare/Medicaid anti-kickback statute), 42 U.S.C. § 1395nn (the Stark Statute), 42 U.S.C. § 1320a-7a, 42 U.S.C. § 1320a-7b(a), 42 U.S.C. § 1320a-7b(c), and applicable state anti-kickback laws. Notwithstanding anything herein to the contrary, Seller shall be responsible for any (i) fines or penalties relating to periods prior to Closing or (ii) post-Closing capital expenditures in excess of $2,500, that are required solely in connection with the OSHA inspection of September 26, 2006 - October 3, 2006 of the Facility located in Denver, Colorado, as disclosed in Exhibit H hereto.

4.5.  Litigation. To Seller’s and Licensees’ knowledge, and except as disclosed on Exhibit I attached hereto and made a part hereof, there are no pending or currently threatened in writing, judicial, municipal or administrative proceedings affecting the Sale Assets or in which Seller or Licensees are parties by reason of Seller’s or Licensees’ ownership of the Sale Assets or any portion thereof in each case other than those that could not reasonably be expected to have a material effect on Seller and Licensees or the Facilities, nor that will have any material effect on the Facilities from and after the Closing Date.

4.6.  Operator Licenses and Provider Agreements. Except as disclosed in Exhibit H, the Licenses have been issued, and, to Seller’s and Licensees’ knowledge, are in good standing with respect to, any and all permits, licenses, regulatory approvals, approvals, certificates of need, accreditations and comparable authorizations (collectively, “Operator Licenses”) from all applicable governmental and quasi-governmental authorities that have jurisdiction over any aspect of the Facilities or over the operation thereof) necessary for the use, operation and maintenance of the applicable Facility in the current use and the conduct of Seller’s and Licensees’ business therein. The Licensees have obtained and, to Seller’s and Licensees’ knowledge, are in good standing with respect to any and all material Provider Agreements under which the Seller or Licensees and/or the applicable Facility is entitled to receive payment or reimbursement under Medicare, Medicaid or any Third Party Payor Programs. To the best knowledge of Seller and Licensees all Operator Licenses and Provider Agreements are in full force and effect and Seller and Licensees have complied with such Agreements in all material respects.

4.7.  No Reimbursement Audits or Appeals. To Seller’s and Licensees’ knowledge, there are no current, pending or outstanding Medicaid, Medicare or other Third Party Payor Programs’ investigations, audits or appeals pending at the Facilities other than those, if any, identified on Exhibit J attached hereto.

4.8.  Cost Reports. Except as set forth in Exhibit K, any and all Medicare cost reports for all applicable Facilities that were due after April 1, 2003, and to Seller’s and Licensees’ knowledge prior to April 1, 2003, have been filed with the appropriate government agency or contractor by the required filing date. Except as indicated on Exhibit K, to the Seller’s and Licensees’ knowledge there have been no determined overpayments between Seller and Licensees, on the one hand, and any Medicare fiscal intermediary, on the other hand, regarding the filed cost reports of a Facility other than with respect to adjustments thereto made in the ordinary course of business.

4.9.  Penalties or Exclusion from Government Programs. Since April 1, 2003, and to Seller’s and Licensees’ knowledge prior thereto, neither Seller or Licensees nor any senior management, officers or directors have been (i) excluded from participating in any federal health care program (as defined in 42 U.S.C. §1320a-7b (f)), (ii) subject to sanction pursuant to 42 U.S.C. §1320a-7a or 1320a-8, or (iii) convicted of a crime described at 42 U.S.C. §1320a-7b.

4.10.  Compliance Program. Except as set forth in Exhibit L, (a) Seller and Licensees are not a party to a Corporate Integrity Agreement with the Office of Inspector General of the

Department of Health and Human Services, and (b) Seller and Licensees have no ongoing reporting obligations pursuant to any settlement agreement entered into with any governmental authority.

4.11.  United States Person. PITA, Tenant and each Licensee are each a “United States Person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended.

4.12.  Taxes and Tax Returns. Seller and Licensees have taken any and all actions pursuant to applicable federal and state tax laws relating to the timely filing of any and all federal, state, local and foreign tax returns and have paid of any and all applicable tax liabilities, as required, the nonpayment of which could result in a lien being placed against the Sale Assets. Seller and Licensees have paid (or shall pay as required) all taxes imposed against Seller and Licensees with respect to which Buyer could be held liable under applicable law, or the Sale Assets, or any part of it, could be subject to liens or claims, with respect to any period on or prior to the Closing Date, under applicable law.

4.13.  Bankruptcy/Dissolution Event. No “Bankruptcy/Dissolution Event” (as defined below) has occurred with respect to (a) Seller; (b) Tenant, or (b) any Licensee. “Bankruptcy/Dissolution Event” means the occurrence of any of the following: (a) the commencement of a case under Title 11 of the U.S. Code, as now constituted or hereafter amended, or under any other applicable federal or state bankruptcy law or other similar law; (b) the appointment of a trustee or receiver of any property interest; (c) an assignment for the benefit of creditors; (d) an attachment, execution or other judicial seizure of a substantial property interest; (e) the taking of, failure to take, or submission to any action indicating an inability to meet its financial obligations as they accrue; or (f) a dissolution or liquidation, death or incapacity.

4.14.  Personal Property. Exhibit M sets forth a complete list of all Personal Property with an original aggregate cost of Ten Thousand Dollars ($10,000) or more that Seller or Licensees acquired after April 1, 2003, and Seller or Licensees hold good title to, and the entire right, title, and interest in and to, the Personal Property, free and clear of any and all leases, liens, encumbrances, or other liabilities except as set forth in Exhibit N.

4.15.  Operating Statements. Attached hereto as Exhibit O are financial statements for the Facilities (the “Operating Statements”). To the best knowledge of Seller and Licensees, the Operating Statements are full, true and correct in all material respects and have been prepared in accordance with standard accounting practices, consistently applied, and no material adverse change has occurred since the respective dates thereof with the exception that the interim Operating Statements do not include any footnote disclosures or any customary year-end adjustments.

4.16.  Tenant Leases. Exhibit P is a full, true and correct rent roll and lease summary (the “Rent Roll”) for each of the Facilities as of the date specified therein, which sets forth all Admission Agreements with respect to the Facilities. Except as set forth in the Rent Roll, each Admission Agreement is in full force and effect, and the term of the same and the obligation to pay rent thereunder has commenced and the tenant thereunder is in full possession and actual occupancy thereof. All brokerage commissions with respect to the Admission Agreements have been paid in full or will have been paid in full prior to the Closing Date and there are and will be no commissions payable with respect to renewals, extensions or expansions of or under any Admission Agreements.

4.17.  Existing Agreements. There are no agreements or understandings (whether written or oral) relating to the Facilities, except for the Permitted Encumbrances, the Admission Agreement, the Master Lease, the Regulatory Subleases and the Facility Agreements. All Facility Agreements with respect to or affecting the Facilities are listed and described in Exhibit Q which will reasonably be expected to have liabilities or obligations thereunder involving more than Ten Thousand Dollars ($10,000) in the aggregate within any 12 month period from and after the Closing Date.

4.18.  Hazardous Materials. To the best knowledge of Seller and Licensees, Exhibit S is a list of all environmental reports (the “Environmental Reports”) obtained by Seller and Licensees or in Seller’s and Licensees’ possession or control with respect to the Facilities. Except as set forth in the Environmental Reports, to the best knowledge of Seller and Licensees, there are (and have been) no Hazardous Materials (as hereinafter defined) installed or stored in or otherwise existing at, on, in or under the Facilities in violation of any applicable federal, state and local laws, ordinances, rules, regulations, and other governmental requirements applicable to any of the Facilities. The term “Hazardous Material” shall mean asbestos, petroleum products, and any other hazardous waste or substance which has, as of the date hereof, been determined to be hazardous or a pollutant by the U.S. Environmental Protection Agency, the U.S. Department of Transportation, or any instrumentality authorized to regulate substances in the environment which has jurisdiction over the Facilities.

4.19.  ERISA.   Seller and Licensees are not, and no portion of the Property is an asset of, an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject to ERISA, and including, without limitation, governmental and foreign plans), a plan subject to Section 4975 of Internal Revenue Code of 1986, as amended, or an entity that is deemed to hold plan assets of any of the foregoing by reason of investment by an employee benefit plan or other plan in such entity.

4.20.  COBRA. Seller and Licensees are in compliance with all currently applicable Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) requirements respecting current or former employees. Seller and Licensees do not provide any retiree medical benefits to former employees.

4.21.  Limitation of Liability. Buyer’s exclusive post-Closing remedy for any damages hereunder shall be a claim or action for breach of contract, or a breach of a representation or warranty. The maximum aggregate amount of damages recoverable against Seller and Licensees with respect to any and all breaches, performance, non-performance, acts or omissions hereunder will not exceed in the aggregate an amount equal to $2,500,000. Notwithstanding the foregoing, Buyer shall not be entitled to any payment of damages until the aggregate amount of all such damages exceeds One Hundred Thousand Dollars ($100,000), and then only to the extent such damages exceed $100,000. Moreover, a claim or action for damages shall only be valid to the extent brought by Buyer in accordance with the provisions of this Agreement prior to the first anniversary of the Closing Date (or, if applicable pursuant to Sections 3.4 or 3.5 hereof, with respect to Westlake Facility Assets or California Facility Assets, the Westlake Facility Closing Date or the California Facility Closing Date, respectively). On the Closing Date, Surety or Centre Solutions (US) Limited shall execute a guaranty in favor of Buyer guaranteeing Seller’s and Licensees’ potential post-Closing liability under this Agreement (“Guaranty”).

5.  Buyer’s Representations and Warranties. Buyer represents, warrants and covenants to Seller and Licensees that the following matters are true as of the date hereof and shall be true in all material respects as of the Closing Date:

5.1.  Authority. The execution and delivery of this Agreement by Buyer, and the performance of this Agreement by Buyer, has been duly authorized by Buyer, and this Agreement is binding on Buyer and enforceable against Buyer in accordance with its terms except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity.

5.2.  Capacity. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the requisite power and authority to enter into this Agreement, perform its obligations hereunder and to conduct its business or operations as now being conducted.

5.3.  Qualification. Neither Buyer nor any of its respective representatives, officers, directors, partners, members, agents or employees has been disqualified from participating in either the Medicare or Medicaid programs or under any Third Party Payor Programs. Without limitation of the foregoing, neither Buyer nor any of its respective officers, directors or managing employees or other employees or agents, or other persons required to be identified (Medicare Form 855) has engaged in any activities which are prohibited under criminal law, or are cause for civil penalties or mandatory or permissive exclusion from Medicare, or any other state health care program.

5.4.  Availability of Funds. Buyer has, or at Closing will have, the credit facilities or cash in amounts equal to the Purchase Price and will at the Closing have immediately available funds in cash, which are sufficient to pay the balance of the Purchase Price and to pay any other amounts payable pursuant to this Agreement and to consummate the transactions contemplated by this Agreement. If Buyer is relying on financing to consummate the purchase of the Sale Assets, failure to obtain any such financing shall not excuse Buyer’s performance hereunder.

5.5.  Sale Assets. Buyer’s agreement to acquire the Sale Assets “as-is where-is”, as more particularly provided in Section 3.1 hereof, includes, subject to Section 8.1, Buyer’s acceptance of the state of title to the Land and matters of survey as disclosed in the title commitments, title policies and surveys previously obtained by and/or provided to Buyer and any updates thereto including, without limitation, the Permitted Encumbrances.

5.6.  Hart-Scott-Rodino. Buyer has determined that no filings are required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act") in connection with the transactions contemplated by this Agreement on the basis that the acquiring person (as defined in the HSR Act and Rules) does not meet the jurisdictional threshold under Section 7A(a)(2)(B)(ii)(II).  Buyer indemnifies and holds the Seller and Licensees harmless from and against any losses, costs, expenses, attorneys’ fees, fines, or penalties which any of the Licensees or Seller may incur, suffer, sustain, or become subject to as the result of any claim or determination that Seller was required to file Hart-Scott-Rodino applications with the Federal Trade Commission and the Department of Justice.

6.  Conduct Prior to Closing. During the period commencing on the date of this Agreement and ending on the Closing Date:

6.1.  Continued Operations. Seller and Licensees will operate the Facilities only in the ordinary course of business consistent with past practices and with due regard to the proper maintenance and repair of the Sale Assets, to the end that the Sale Assets, and any inventory levels, will be maintained substantially in the same condition as they were in at the date of this Agreement, ordinary wear and tear, insured casualty loss and taking by eminent domain excepted.

6.2.  Admission Agreements. Seller and Licensees will continue to actively market (including the placing of advertisements in accordance with its past business practices) and offer the Facilities for lease in the same manner as prior hereto pursuant to its current business practices and in accordance with the current market rent schedule provided to Buyer prior to the date of this Agreement Date subject to certain leasing incentives offered by Seller and Licensees from time to time disclosed on Exhibit Q, provided that no leasing incentives to new residents that are not consistent with Exhibit Q that are to remain in effect after Closing may be given without Buyer’s consent. For the avoidance of doubt, Seller and Licensees have not in the past accepted (i) the advance payment of rent, (ii) any lump sum payment, or (iii) an extraordinarily large security deposit from any resident in exchange for a reduced monthly rental payment.

6.3.  Facility Agreements. Seller and Licensees shall not enter into any additional Facility Agreements (other than Admission Agreements) nor shall Seller and Licensees amend or extend any Facility Agreements without the prior consent of Buyer with the exception of those Facility Agreements entered into, extended or amended in the ordinary course of business and consistent with past business practices. Seller and Licensees shall terminate as of the Closing Date any Facility Agreement which is objected to by Buyer in writing at least ten (10) days prior to the Closing Date, provided (i) such Facility Agreements can be terminated in accordance with their respective terms and (ii) Buyer agrees in writing to pay the cost of any termination fee or other expense incurred by Seller or Licensees in terminating such Facility Agreement. Notwithstanding anything contained herein to the contrary, Seller and Licensees may not (i) extend or amend any existing Facility Agreement disclosed on Exhibit R or (ii) enter into a new Facility Agreement that would have been required to be disclosed on Exhibit R without Buyer’s written consent, which cannot be unreasonably withheld, conditioned or delayed, with the exception of any extended or amended Facility Agreement or a new Facility Agreement that is entered into in the ordinary course of business and consistent with the past business practices of Seller and Licensees, and that can be terminated upon thirty (30) days’ advance written notice without penalty.

6.4.  Seller’s and Licensees’ Insurance. Seller and Licensees shall maintain their existing insurance policies for the Facilities through the Closing Date.

6.5.  Termination of Agreements. Except to the extent expressly requested by Buyer in writing to the contrary, Seller, Tenant and Licensees, as applicable, shall cause the Master Lease, each Regulatory Sublease, and each of the C&S Agreements, to be terminated as of Closing. To the extent that the Master Lease, any Regulatory Sublease, or any C&S Agreement, or any memorandum thereof has been recorded, Seller, Tenant and Licensee, as applicable, shall cause a release of same to be recorded on the Closing Date.

7.  Termination.

7.1.  Right to Terminate. Notwithstanding anything herein to the contrary, this Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

(a)  by the written consent of Buyer, Seller and Licensees;

(b)  by Seller or Licensees, if there has been (i) a material breach by Buyer in its obligation to proceed to Closing pursuant to the terms of this Agreement (all conditions to such obligation having been satisfied in all material respects or waived by Buyer);

(c)  by Buyer, if there has been a material breach by Seller or Licensees of any of the representations, warranties, covenants or agreements made by Seller or Licensees in this Agreement, following written notice from Buyer, and Seller or Licensees failing to cure any such material breach within ten (10) days of receipt of such notice, results in a material adverse change in the business, results of operation, assets or financial condition of Seller and Licensees, collectively and taken as a whole, or as a result thereof causes a material adverse impact on the condition, value or operations of the Facilities or Buyer’s investment therein, each as determined from the perspective of a reasonable person in Buyer’s position of such material breach by Buyer;

(d)  by Buyer, pursuant to Article 11 hereof; or

(e)  by prompt notice given in accordance with Article 16, by Seller and Licensees if the Closing shall not have occurred at or before 11:59 p.m. on December 1, 2006, or 11:59 p.m. on December 15, 2006, if the Closing Date is changed pursuant to Section 3.3; provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to Seller and Licensees if their failure to fulfill any of their material obligations under this Agreement have been the cause of or resulted in the failure of the Closing to occur on or prior to the aforesaid date.

7.2.  Certain Effects of Termination. In the event of the termination of this Agreement by either Seller and Licensees or Buyer as provided in Section 7.1:

(a)  each party, if so requested by the other party, will return promptly every document furnished to it by the other party (or any subsidiaries, division, associate or affiliate of such other party) in connection with the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, and any copies thereof (except for copies of documents publicly available) which may have been made, and will use reasonable efforts to cause its representatives and any representatives of financial institutions and investors and others to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made;

(b)  solely with respect to any termination of this Agreement by Buyer pursuant to Section 7.1(c) or Section 7.1(d), upon termination of this Agreement, Buyer shall be entitled to the return of its Deposit thereon plus, in the event the termination of this Agreement is pursuant to Section 7.1(c) and as liquidated damages, the cost of any reasonable expenses incurred and paid by Buyer to a third party in connection with this transaction (in all other instances of termination the Deposit shall be paid to Seller); and

(c)  the Confidentiality Agreement (as defined herein) shall remain in effect.

7.3.  Remedies. Notwithstanding any termination right granted in Section 7.1, in the event of the non-fulfillment of any condition to a party’s closing obligations, in the alternative; such party may elect to do one of the following:

(a)  proceed to close despite the non-fulfillment of any closing condition, it being understood that consummation of the Closing shall be deemed a waiver of a breach of any representation, warranty or covenant and of such party’s rights and remedies with respect thereto to the extent that such party shall have actual knowledge of such breach and the Closing shall nonetheless occur;

(b)  decline to close, and terminate this Agreement as provided in Section 7.1;

(c)  with respect to Seller and Licensees only, seek the remedy described in Section 7.4; or

(d)  with respect to Buyer only, seek specific performance of this Agreement.

7.4.  LIQUIDATED DAMAGES. IF THE CLOSING DOES NOT OCCUR SOLELY DUE TO BUYER’S DEFAULT UNDER THIS AGREEMENT (ALL CONDITIONS TO BUYER’S OBLIGATIONS HAVING BEEN SATISFIED OR WAIVED), IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SELLER MAY SUFFER. THEREFORE, THE PARTIES HAVE AGREED THAT A REASONABLE ESTIMATE OF THE TOTAL DETRIMENT THAT SELLER WOULD SUFFER IN SUCH EVENT IS AND SHALL BE THE RIGHT TO RETAIN THE DEPOSIT TOGETHER WITH ANY AND ALL INTEREST THEREON AS LIQUIDATED DAMAGES, AS SELLER’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT. SUCH LIQUIDATED DAMAGES ARE NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF APPLICABLE LAWS. THE PARTIES EXPRESSLY ACKNOWLEDGE THAT BUYER’S FAILURE OR INABILITY TO OBTAIN THE NECESSARY OPERATOR LICENSES IS NOT A CONDITION TO BUYER’S OBLIGATION TO CLOSE FOR PURPOSES OF THIS ARTICLE 7.

8.  Seller’s and Licensees’ Closing Deliveries. At Closing (or such other times as may be specified below), Seller and/or Licensees shall deliver or cause to be delivered to Buyer or its designees the following, in form and substance reasonably acceptable to Buyer:

8.1.  Deed. A limited warranty deed which shall be the equivalent of an Illinois special warranty deed, provided Buyer’s local counsel reasonably approves the form of the limited warranty deed and the form is consistent with the form of limited warranty deed that is customary for such jurisdiction, for each Facility’s Real Property, executed by Seller, in recordable form, conveying that Facility’s Real Property to Buyer free and clear of all liens, claims and encumbrances except for the Permitted Encumbrances. In this regard, and except as specifically provided herein, Seller and Licensees will have no obligation to cure or otherwise remove or release any of the Permitted Encumbrances. As used herein, the term “Permitted Encumbrances” shall mean covenants, conditions, restrictions, easements, liens, encumbrances, rights of others and other title exceptions set forth on Schedule 1  to this Agreement and encroachments and/or other matters disclosed on a survey of each Facility’s Real Property provided to Buyer that Buyer does not object to within ten (10) business days of receipt of such survey, however, Buyer shall have no right to object to survey matters that do not materially and adversely affect the use of the particular Facility but shall specifically exclude any title matters first arising or appearing of record after the date of this Agreement that could materially and adversely affect Purchaser’s use of the Facility, and all construction financing, mortgages, deeds of trust and monetary liens (including liens for delinquent taxes, mechanics’ liens and judgment liens) affecting each Facility’s Real Property and all indebtedness secured thereby, including the Secured Debt (collectively, the “Existing Liens”) to be fully satisfied, released and discharged of record on or prior to the Closing Date so that Buyer shall take title to each Facility’s Real Property free of the same. The parties acknowledge that there are a number of Permitted Encumbrances that a title company (“Title Insurer”) will customarily remove or insure over with affidavits from Seller and/or Licensees, clarifications from the Surveyor, or otherwise. In particular, the parties have designated with an asterisk those Permitted Encumbrances listed on Schedule 1 that the parties reasonably believe the Title Insurer will remove or insure over as an exception to the title policy (“Designated Permitted Exceptions”). Seller and Licensees agree to use commercially reasonable efforts to work with the Title Insurer to exclude or insure over the Designated Permitted Exceptions from the title policy to be issued to Buyer, including executing affidavits that are customary in such transactions, pursuing estoppel certificates and other matters that Seller and Licensee customarily perform to remove as exceptions to a title policy. However, Buyer hereby expressly acknowledges that the removal of any such Designated Permitted Exceptions is not a condition to Closing.

8.2.  Assignment and Assumption Agreement. The Assignment and Assumption Agreement, executed by Seller and Licensees, assigning, conveying and warranting to Buyer, or Buyer’s assignee, title to the Personal Sale Assets and Inventory, free and clear of all liens, claims and encumbrances except Permitted Encumbrances and the Assumed Obligations.

8.3.  Transfer Agreement(s). The Transfer Agreement(s), executed by Licensee and Manager.

8.4.  Business Records. Copies, or to the extent available, originals, of all of the Business Records in Seller’s and Licensees’ possession or reasonable control, to the extent not already delivered to Buyer.

8.5.  Keys. Keys to all locks located in the Improvements, to the extent in Seller’s and Licensees’ possession or reasonable control.

8.6.  ALTA Statement. If required by the Escrow Agent in order to issue the title policies, an affidavit of title, ALTA (or comparable) statements, executed by Seller and Licensees and in form and substance acceptable to the Escrow Agent.

8.7.  Closing Statement. A closing statement conforming to the proration and other relevant provisions of this Agreement (the “Closing Statement”).

8.8.  Entity Transfer Certificate. Entity Transfer Certification confirming that Seller and Licensees are a “United States Person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.

8.9.  Certified Resolutions. Certified resolutions of Seller and Licensees authorizing the transaction and incumbency certificate.

8.10.  Discharges of Liens and Security Interests. Such discharges, releases and termination statements or agreements necessary to discharge, release and terminate all leases, liens and security interests attached to the Sale Assets, including the Master Lease and the Regulatory Subleases, other than the Assumed Obligations and Permitted Encumbrances.

8.11.  Possession of the Facilities. Seller and Licensees will deliver possession of the Sale Assets to Buyer.

8.12.  Other. Such other documents and instruments as may reasonably be required by Buyer, Tenant or the Title Insurer and that may reasonably be necessary or appropriate to consummate this transaction and to otherwise effect the agreements of the parties pursuant to this Agreement. For a period of six (6) months after Closing, Seller and Licensees shall execute and deliver to Buyer and/or the Title Insurer such further documents and instruments as shall be reasonably requested to effect this transaction and otherwise effect the agreements of the parties hereto including, but not limited to, customary title affidavits and estoppel certificates necessary to have the Designated Permitted Exceptions excluded from the title policy. Seller will reimburse Buyer for any reasonable costs and expenses incurred and paid by Buyer to a third party within 180 days after the Closing Date, in an amount not to exceed Fifteen Thousand Dollars ($15,000), for work associated with causing the Title Insurer to exclude or insure over any Designated Permitted Exceptions from the title policy.

8.13.  Guaranty. The Guaranty executed in accordance with Section 4.21.

8.14.  Sale and Leaseback Agreements; Transition Services Agreements. Any Sale and Lease Back Agreement or Transition Services Agreements executed in accordance with Section 3.3.

9.  Buyer’s Closing Deliveries. At Closing Buyer shall cause the following to be delivered to Seller and Licensees in form reasonably acceptable to Seller and Licensees with respect to those Sale Assets and Assumed Obligations subject to the Closing:

9.1.  Purchase Price. The balance of the Purchase Price shall be paid in accordance with Article 2 hereof.

9.2.  Assignment and Assumption Agreement. The Assignment and Assumption Agreement executed by Buyer assuming the Assumed Obligations.

9.3.  Closing Statement. A closing statement conforming to the proration and other relevant provisions of this Agreement.

9.4.  Certified Resolutions. Certified resolutions of Buyer authorizing the transaction and an incumbency certificate.

9.5.  Other. Such other documents and instruments as may reasonably be required by Seller and Licensees or the Title Insurer and that may reasonably be necessary or appropriate to consummate this transaction and to otherwise effect the agreements of the parties pursuant to this Agreement. Buyer shall not withhold any funds from Closing whatsoever. For a period of six (6) months after Closing, Buyer shall execute and deliver to Seller and Licensees and/or the Title Insurer such further documents and instruments as shall be reasonably requested to effect this transaction and otherwise effect the agreements of the parties hereto.

9.6.  Transfer Agreement(s). The Transfer Agreement(s), executed by Tenant and Manager, and Buyer.

10.  Prorations And Adjustments.

10.1.  Real Estate Taxes. All real estate taxes and assessments accruing on the Facilities in respect to the current fiscal year of the applicable taxing authority in which the Closing Date occurs (the “Current Tax Year”) shall be prorated between Seller and Buyer as of the Closing Date. Such real estate taxes and assessments shall be prorated on a per diem basis based upon the number of days in the Current Tax Year prior to the Closing Date (which shall be allocated to Seller) and the number of days in the Current Tax Year on and after the Closing Date (which shall be allocated to Buyer). In addition to its pro-rata portion for the Current Tax Year, Seller shall be responsible for real estate taxes, assessments, and special assessments on the Facilities payable in respect to periods prior to the Current Tax Year, provided, however, if the tax bill from any prior year is not yet due and payable, Seller shall give Buyer a proration credit therefor. Upon the Closing Date and subject to the adjustment provided for above, Buyer shall be responsible for real estate taxes and assessments on the Facilities payable in respect to the Current Tax Year, all periods after the Current Tax Year, and all periods prior to the Current Tax Year, to the extent Seller gave Buyer a credit therefor.

10.2.  Rents. All rentals and other resident charges, including any community fees and reimbursements including reimbursements received from private, governmental or otherwise, received in respect to the month in which the Closing Date occurs (the “Current Month”), shall be prorated on a per diem basis based upon the number of days in the Current Month, including the Closing Date and Buyer shall be entitled to pro-rated portions for the remaining days in the Current Month. All rentals and other resident charges received by Buyer from a resident after the Closing Date shall be applied: first, to any rent due for a resident for the Current Month; second, to any accrued and unpaid rent of such resident for the month immediately preceding the Current Month; third, to any rent of the resident that has accrued after the Current Month; and fourth, to the balance of any accrued and unpaid rent of such resident. Consistent with Section 10.3, Buyer shall promptly remit to Seller its share of any rentals and other resident charges received after the Closing Date in accordance with the proration set forth above. Buyer shall use commercially reasonable efforts to collect such amounts for the benefit of Seller. No person or entity (other than Buyer) shall institute an action against any resident for delinquent rentals and other resident charges attributable to periods prior to the Current Month prior to 90 days after the Closing Date (“Restricted Collection Period”). After the expiration of the Restricted Collection Period, Seller and/or Licensees may undertake efforts to collect any remaining uncollected Retained Receivables. In no event shall Seller and Licensees be entitled to take any action against a resident which would result in a termination of any Admission Agreement or the resident’s right of occupancy thereunder.

10.3.  Accounts Receivable. To the extent permitted by law, Buyer shall use commercially reasonable efforts to collect on Seller’s and Licensees’ behalf, all Retained Receivables relating to outstanding invoices that remain unpaid as of the Closing Date in accordance with Seller’s and Licensees’ customary practices for the collection of such amounts and shall remit any amounts received therefor to an account designated by Seller and Licensees on a weekly basis. Notwithstanding the foregoing:

(a)  Third Party Payments. Prior to the Closing Date, Licensees will contact the applicable Medicaid agent for all applicable Facilities and request that the agent mail or wire transfer such Medicaid payments directly to Licensees for all periods up to and including the Closing Date, it being understood that the applicable Medicaid agent will pay Buyer for services rendered after it receives its Operator Licenses and any applicable approvals required by Medicaid. Additionally, Licensees will contact the applicable regional offices for the Centers for Medicaid & Medicaid Services regarding Licensees’ electronic fund transfer of Medicare payments and request that all amounts due Licensees for services provided on or before the Closing Date be paid directly to Licensees, it being understood that the applicable Medicare intermediary will pay Buyer for services rendered after it receives any applicable approvals required by Medicare. Following Closing, Buyer shall promptly notify Licensees of receipt of any Medicaid or Medicare vendor payments that relate to the Facilities and that include any dates of service up to and including the Closing Date and Buyer shall promptly remit such funds to Licensees and Licensees shall promptly notify Buyer of receipt of any Medicaid or Medicare vendor payments that relate to the Facilities and that include any dates of service after the Closing Date and Seller and Licensees shall promptly remit such funds to Buyer, it being understood that Licensees’ obligation to remit Medicaid or Medicare vendor payments is not triggered until Buyer has obtained all applicable Medicare and Medicaid approvals necessary to receive such funds.

(b)  Private Pay Payments. Prior to the Closing Date, Seller and Licensees shall prepare and send to the private pay residents, patients or consumers their private pay invoices and any payments from a third party for all periods through and including the Closing Date, with instructions notifying the private pay residents or responsible party to make any such payment payable to Seller or such other party as Seller directs.

10.4.  Operating Expenses. All operating expenses (including all charges under Facility Agreements assumed by Buyer hereunder) payable or paid to each such service provider in respect to the billing period of such service provider in which the Closing Date occurs (the “Current Billing Period”), shall be prorated on a per diem basis based upon the number of days in the Current Billing Period prior to the Closing Date (which shall be allocated to Seller and Licensees) and the number of days in the Current Billing Period on and after the Closing Date (which shall be allocated to Buyer), and assuming that all charges are incurred uniformly during the Current Billing Period. Any amounts which have been prepaid by Seller and Licensees to a service provider or other contract party shall be prorated between Buyer and Seller and Licensees. At Closing, Buyer shall provide Seller and Licensees with a credit for the amount of such prepayment which is attributable to the term of such Service Contract which has not expired. If actual bills for the Current Billing Period are unavailable as of the Closing Date, then such proration shall be made on an estimated basis based upon the most recently issued bills, subject to readjustment upon receipt of actual bills.

10.5.  Security Deposits; Prepaid Rents; Resident Inducements. Buyer shall receive a credit against the Purchase Price for (a) prepaid rentals and other resident charges, including any community fees for periods after the Current Month, and (b) any security deposits (including any portion thereof which may be designated as prepaid rent) made under Admission Agreements (and if applicable laws or any agreements require a landlord to be accountable for interest on such security deposits, any accrued interest owed thereon at the applicable legal rate).

10.6.  Calculation. The prorations and credits shall be made on the basis of a written statement approved by Buyer and Seller and Licensees. In the event any prorations or credits made under this Article 10 shall prove to be incorrect for any reason, then any party shall be entitled to an adjustment to correct the same. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and re-prorated when the information is available. Notwithstanding the foregoing, any re-proration shall be made, if at all, within ninety (90) days after the Closing Date (except with respect to taxes and assessments, in which case such re-proration shall be made within thirty (30) days after the information necessary to perform such re-proration is available).

10.7.  Items Not Prorated. Seller and Licensees and Buyer agree that (a) none of the insurance policies relating to the Facilities will be assigned to Buyer (and Seller and Licensees shall pay any cancellation fees or minimum earned premiums resulting from the termination of such policies) and Buyer shall be responsible for arranging for its own insurance as of the Closing Date; (b) utilities, including telephone, electricity, water and gas, shall be read on the Closing Date to the extent reasonably feasible; and (c) the Facilities will not be subject to any existing liens, other than those items listed as Permitted Encumbrances. Accordingly, there will be no prorations for insurance or utilities. Notwithstanding the foregoing, in the event a meter reading is unavailable for any particular utility, such utility shall be prorated in the manner provided in Section 10.4 above.

11.  Casualty and Condemnation.

11.1.  Casualty. If prior to the Closing one or more of the Facilities shall be damaged by fire or other casualty, then Buyer shall take the Sale Assets as is and Seller and Licensees hereby assign all insurance proceeds (including casualty and business interruption insurance), or the right to receive the same, and the rights to any other claims arising as a result of the damage, and Buyer shall receive a credit at Closing equal to any deductible or uninsured amount related to such casualty. Notwithstanding the foregoing, if such casualty is a Material Event (as defined below), then Buyer, at its option, may terminate this Agreement by written notice to Seller and Licensees given on or before the Closing Date, and upon such termination, the Deposit shall be returned to Buyer and the parties shall have no further liability or obligation hereunder. As used in this Article 11, a “Material Event” means either of the following: (a) a casualty resulting in damage or destruction to one or more of the Facilities, if the cost to restore the Facilities to the condition immediately prior to such casualty is reasonably estimated to exceed Twenty Million Dollars ($20,000,000); or (b) a taking or condemnation which would impede access to one or more Facilities, reduce available parking below that required by, or in general cause a violation of, any applicable law, Admission Agreement or Facility Agreement, or result in a condemnation award (“Condemnation Award”) reasonably estimated to exceed Twenty Million Dollars ($20,000,000). Further, in the event of (i) a casualty resulting in damage or destruction to a Facility and the cost to restore the Facility to the condition immediately prior to such casualty is reasonably estimated to be in excess of Seven Hundred Fifty Thousand Dollars ($750,000) or (ii) there is a condemnation with respect to a Facility that a reasonable result would be a Condemnation Award in excess of Seven Hundred Fifty Thousand Dollars ($750,000), then Buyer, at its option, may elect not to purchase the Facility subject to the casualty or condemnation and the Purchase Price of the Sale Assets will be reduced by the amount of the Purchase Price allocated to such Facility as determined in accordance with Section 2.2.

11.2.  Condemnation. If prior to the Closing (a) less than substantially all of a Facility shall be taken by condemnation or eminent domain, (b) there is any material taking of land lying in the bed of any street or highway, open or proposed, in front of or adjoining all or any part of the Land, or (c) there is any change of grade or closing of any such street or highway abutting or adjacent to the Land, that in any such case would materially impair access to and from the Land or otherwise materially interfere with its occupancy and use as an assisted living or skilled nursing facility, then Buyer shall be entitled to no abatement of the Purchase Price by reason of such taking, change of grade, or closing, and the proceeds of, or right to any proceeds of, any award or payment in respect of such taking, change of grade, or closing are hereby assigned to Buyer at the Closing. Notwithstanding the foregoing, if such taking is a Material Event, then Buyer, at its option, may terminate this Agreement by written notice to Seller and Licensees given on or before the Closing Date, and upon such termination, the Deposit shall be returned to Buyer and the parties shall have no further liability or obligation hereunder.

12.  Employees.

12.1.  WARN Act. In the event any notice or payments to any employee employed at the Facilities by Seller or Licensees as of the day immediately preceding the Closing Date (“Facility Employee”) is required under the Worker Adjustment Retraining Notification Act (the “WARN Act”) or other applicable plant closure law due either to actual or constructive termination of employment, such notice or payments shall be the sole responsibility of Seller and Licensees, at Seller’s and Licensees’ sole cost and expense. Seller and Licensees, subject to Section 4.21, agrees to indemnify and hold Buyer harmless from any and all liabilities, costs or expenses associated with or arising from any WARN Act requirements. Anything to the contrary notwithstanding, this Agreement shall not be deemed to create or grant to any Facility Employee any third party beneficiary rights or claims or any cause of action of any kind or nature.

12.2.  Facility Employees. With respect to the Facility Employees, Seller and Licensees shall be solely responsible for all wages, salaries, bonuses, employment taxes, withholding taxes, and all accrued vacation days, sick days and personal days accruing prior to Closing. Effective upon Closing, employment of all employees working at the Facilities shall be terminated by Seller and Licensees. On or before the day that is ten (10) days after the date of this Agreement, Seller or Licensees shall provide Buyer with a list of all employees at the Facilities and other pertinent information including copies of employee files with respect to such employees and the terms of employment of such employees, as requested by Buyer, provided, however, Seller and Licensees shall not be required to provide Buyer with any information in any employment file which violates Seller’s and Licensees’ responsibility to such employee under any existing law and the disclosure of confidential information which is not available for disclosure without the express written consent of the employee. Buyer, or its affiliates, shall hire all such terminated employees (“Terminated Employees”). Notwithstanding the above, Buyer may elect not to hire up to 49 Terminated Employees (such employees hired by Buyer, or its affiliate, as applicable, being referred to herein as the “Retained Employees”).

12.3.  Health Insurance. Buyer shall be responsible for providing all eligible Retained Employees with health care coverage on and after the Closing Date sufficient to extinguish any rights a Retained Employee may have to continuation of health care coverage under Seller’s and Licensees’ health care plans including, but not limited to, COBRA insurance coverage, if a Retained Employee so elects such coverage.

12.4.  Other Benefits. On the Closing Date, the Parties shall agree as to the amount of accrued vacation pay, sick pay, paid leave time or other similar benefits owed to Facility Employees pursuant to established plans, programs, practices and arrangements accrued prior to the Closing Date. On and after the Closing Date, Seller and Licensees shall be solely responsible for the payment of any and all vacation pay, sick pay, paid leave time or other similar benefit owed to Facility Employees pursuant to established plans, programs, practices and arrangements accrued prior to the Closing Date.

12.5.  Post Closing Liability. Neither Buyer, nor any affiliate of Buyer, shall have any obligation to continue the employment of any Facility Employee and, subject to the terms of this Article 12, shall not be liable to any employee for any wages, salaries, bonuses, vacation days, sick days or personal days in which said Facility Employee may have acquired an accrued or vested right by virtue of, or in connection with, their employment by Seller and Licensees. Seller and Licensees shall and hereby agree to indemnify and save Buyer, and its affiliates, harmless from and against any liability for wages, salaries, bonuses, accrued vacation days, sick days and personal days to be paid to Facility Employees on account of services rendered prior to Closing. Notwithstanding anything to the contrary herein contained, there shall be no apportionment or proration of medical, pension, welfare benefits, other employee benefits or other fringe benefits (hereinafter collectively referred to as “benefits”) and Seller and Licensees shall remain liable for and hereby indemnifies and saves Buyer, and its affiliates, harmless from and against all benefits due to Facility Employees under plans in which Facility Employees participate prior to Closing, and all payments due on the plans providing such benefits. Seller and Licensees shall also remain responsible for and hereby indemnifies and saves Buyer, and its affiliates, harmless from any severance pay which may become due to any of the Facility Employees whose employment ends at or prior to Closing as a result of this transaction, whether due to Seller’s and Licensees’ employment policies or as a matter of law. Seller and Licensees agree to give all affected Facility Employees written notice of termination of participation of employees working at the Facilities in any applicable 401(K) or other pension or retirement plan affecting the employees.

12.6.  Advertising. Seller and Licensees will renew or maintain their yellow pages, assign those to Buyer, work with Buyer to transition the ads in a timely manner. Nothing in this Section 12.6 shall be construed to imply that Buyer has the right to use any of Seller’s or Licensees’ trade names or trademarks

13.  Closing Expenses. Seller and Licensees will pay at Closing, all closing costs and expenses, pertaining to the release of the Existing Liens, including any fees or premiums of any nature, associated with prepayment of the Existing Liens. Each party shall pay their own attorneys’ fees and expenses. Buyer shall be responsible for its due diligence costs, including, without limitation, its environmental site assessments. The parties shall share equally any closing or escrow fee that may be charged by the Escrow Agent and the cost of any surveys. Seller and Licensees shall pay the cost of an owner’s extended coverage title insurance policy to be issued to Buyer at Closing with respect to the Sale Assets (excluding the cost of any endorsements thereto that may be requested by Buyer). All other costs and expenses associated with procuring any documentary, deed or transfer taxes and any fees or stamp duties imposed by any applicable state, county and municipalities in connection with the execution and delivery of the instruments of conveyance (collectively “Transfer Taxes”), shall be shared between the parties equally. Prior to Closing, Parties shall determine responsibility for Transfer Taxes in excess of $800,000.00 and Parties expressly acknowledge that mortgage taxes are not included in the definition of Transfer Taxes and are to be borne solely by Buyer.

14.  Successors and Assigns. The terms, conditions and covenants of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective nominees, successors, beneficiaries and assigns. Buyer shall be entitled to assign this Agreement in whole or in part, to any affiliate of Buyer, or designate a separate affiliate to take title with respect to each of the Facilities. Notwithstanding the above, any such assignment shall not relieve or release Buyer of any of its obligations or liabilities under this Agreement.

15.  Survival. Notwithstanding any provision of this Agreement to the contrary, the obligations of the parties under Articles 4, 5, 10, 12, 18, and 20 and Section 8.12 shall survive the Closing.

16.  Notices. Any notice, demand or request which may be permitted, required or desired to be given in connection therewith shall be given in writing and directed to Seller and Licensees and Buyer as follows:

if to Seller or  PITA General Corporation and AHC Tenant, Inc.
Licensees:  10401 North Meridian Street, Suite 122
Indianapolis, Indiana 46290
Attention: Jay L. Hicks
Facsimile: (317) 630-3159
Telephone: (317) 630-3156

with a copy to:  Bose McKinney & Evans LLP
2700 First Indiana Plaza
135 N. Pennsylvania Street
Indianapolis, Indiana 46204
Attention: Brantley Wright
Facsimile: (317) 223-0306
Telephone: (317) 684-5306
if to Buyer: The Blackstone Group
345 Park Avenue
New York, New York 10154
Attention: David A. Roth
Facsimile: (212) 583-5202
Telephone: (212) 583-5885

with a copy to: Pircher, Nichols & Meeks
900 North Michigan Avenue
Suite 1050
Chicago, Illinois 60611
Attention: Real Estate Notices (JDL)
Facsimile: (312) 915-3348
Telephone: (312) 915-3111

with a copy to:  Emeritus Corporation
3131 Elliott Avenue, #500
Seattle, Washington 98121
Attention: Eric Mendelsohn
Facsimile: (206) 357-7388
Telephone: (206) 301-4493

with a copy to:  Foster Pepper LLC
1111 Third Avenue, Suite 3400
Seattle, Washington 98101
Attention: Laura McClellan
Facsimile: (206) 749-1917
Telephone: (206) 447-2871

or to such other address as either party may hereunder designate in writing.

Notices shall be deemed properly delivered and received (i) the same day when personally delivered; or (ii) one day after deposit with Federal Express or other commercial overnight courier; or (iii) the same day when sent by confirmed facsimile. Any notice to be sent a party hereto may be sent by such party’s attorney.

17.  Benefit. This Agreement is for the benefit only of the parties hereto and their nominees, successors, beneficiaries and assignees and no other person or entity shall be entitled to rely hereon, receive any benefit herefrom or enforce against any party hereto any provision hereof. There are no third party beneficiaries.

18.  Brokerage. Buyer hereby represents, covenants, and warrants to Seller and Licensees that it has not employed any broker, agent or finder in connection with the transaction contemplated herein and agrees to indemnify Seller and Licensees against any claim for any commission made by any broker claiming to have been retained by Buyer. Sellers agree to pay the brokerage commission due to Marcus & Millichap in connection with the transaction contemplated herein and hereby represent, covenant and warrant to Buyer that they have not employed any other broker, agent or finder in connection with the transaction contemplated herein, and agree to indemnify Buyer against any claim for any commission made by any broker, including Marcus & Millichap, claiming to have been retained by Sellers. The foregoing indemnities shall survive the Closing.

19.  Reasonable Efforts. Seller and Licensees and Buyer shall use their reasonable, diligent and good faith efforts, and shall cooperate with and assist each other in their efforts, to obtain such consents and approvals of third parties (including, but not limited to, governmental authorities and the Licenses), to the transaction contemplated hereby, and to otherwise perform as may be necessary to effectuate transfer the Sale Assets to Buyer in accordance with this Agreement.

20.  Miscellaneous.

20.1.  Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire understanding between the parties with respect to the transaction contemplated herein, and all prior or contemporaneous oral agreements, understandings, representations and statements, and all prior written agreements, understandings, letters of intent and proposals, in each case with respect to the transaction contemplated herein, are hereby superseded and rendered null and void and of no further force and effect and are merged into this Agreement. Neither this Agreement, the Confidentiality Agreement nor any provisions hereof or thereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument. Except as expressly set forth in this Agreement, Buyer shall have no obligation to make any payments to or on behalf of Seller and Licensees in connection with the transaction contemplated by this Agreement.

20.2.  Construction. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that each of Seller, Licensees and Buyer have contributed substantially and materially to the preparation of this Agreement. The headings of various sections in this Agreement are for convenience only, and are not to be utilized in construing the content or meaning of the substantive provisions hereof.

20.3.  Knowledge. The parties acknowledge that the day to day operations of the Facilities have not been managed by Seller and Licensees but by a management company under contract with a Licensee. Whenever any statement herein is made “to Seller’s and Licensees’ knowledge” or words of similar intent or effect of any party or representative, such person shall make such statement only if such facts and other information which, as of the date the representation is given, are actually known to the party making such statement, which with respect to Seller and Licensees means the knowledge of the President, Jay Hicks, and Treasurer, Robert N. Davies, without any independent investigation, other than consultation with the executive directors of each of the Facilities who are identified on Exhibit T.

20.4.  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

20.5.  Partial Invalidity. The provisions hereof shall be deemed independent and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity of enforceability of any other provision hereof, provided that the intent and content of this Agreement are not substantially altered.

20.6.  Conflict. Notwithstanding there may have been a letter of interest executed by the parties, Buyer and Seller and Licensees agree that the letter of interest and anything contained therein shall have absolutely no effect upon or in any fashion have any influence on this Agreement.

20.7.  Confidential Information; Publicity. The parties agree to continue to be bound by the terms and provisions of that certain Confidentiality and Non-Disclosure Agreement dated as of July 27, 2006 (the “Confidentiality Agreement”). The Confidentiality Agreement is hereby incorporated into this Agreement by reference and made a part of this Agreement and shall survive the execution of this Agreement notwithstanding the terms thereof. If a conflict arises between the provisions of this Agreement and the provisions of the Confidentiality Agreement, the provisions of the Confidentiality Agreement shall control. Except as otherwise required by law or applicable stock exchange rules, press releases and other publicity concerning this transaction shall be made only with the prior agreement of Seller and Licensees and Buyer (and in any event, the parties shall use all reasonable efforts to consult and agree with each other with respect to the content of any such required press release or other publicity). Except as otherwise required by law or applicable stock exchange rules, no such press releases or other publicity shall state the amount of the Purchase Price.

20.8.  Consent to Jurisdiction. The parties hereto irrevocably agree that all actions or proceedings in any way, manner or respect arising out of or from or related to this Agreement shall be litigated in Courts having situs within the State of Illinois. The parties hereby consent and submit to the jurisdiction of any local, state or federal courts located within Ohio and consent that all such service of process be made by certified mail directed to the party at the address stated herein and service so made shall be deemed to be completed upon actual receipt thereof. The parties hereby waive any right they may have to transfer or change the venue of any litigation brought in accordance herewith.

20.9.  Waiver of Trial by Jury. The parties hereto knowingly, voluntarily and intentionally waive (to the fullest extent permitted by applicable law) any right they may have to a trial by jury of any dispute arising under or relating to this Agreement and agree that any such dispute shall be tried before a judge sitting without a jury.

20.10.  Time of Essence. Time is of the essence of this Agreement and each and all of its provisions.

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IN WITNESS WHEREOF, the parties hereto have executed this Purchase and Sale Agreement on the date first above written.

PITA GENERAL CORPORATION, an Illinois corporation

By:__ /s/ Jay L. Hicks_________
Name: Jay L. Hicks
Title: President

AHC TENANT, INC., a Delaware corporation

By:_ /s/ Jay L. Hicks ____________
Name: Jay L. Hicks
Title: President

BREA EMERITUS LLC, a Delaware limited liability company

By:_/s/ Raymond R. Brandstrom_______
Name: Raymond R. Brandstrom
Title: Authorized Signatory

LICENSEES Boynton Village SeniorCare, LLC By: /s/ Jay L. Hicks ____________ Jay Hicks, President
Brea SeniorCare, LLC By: /s/ Jay L. Hicks __________ Jay Hicks, President
Charlotte SeniorCare, LLC By: /s/ Jay L. Hicks _____________ Jay Hicks, President
Citrus Heights SeniorCare, LLC By: /s/ Jay L. Hicks _____________ Jay Hicks, President
Cobb County SeniorCare, LLC By: /s/ Jay L. Hicks __________ Jay Hicks, President
Colorado Springs SeniorCare, LLC By: ____________________________ Jay Hicks, President
Decatur SeniorCare, LLC By: /s/ Jay L. Hicks _______________ Jay Hicks, President
Denver SeniorCare, LLC By: /s/ Jay L. Hicks ______________ Jay Hicks, President

Dunedin SeniorCare, LLC By: /s/ Jay L. Hicks _______________ Jay Hicks, President
Emerson SeniorCare, LLC By: /s/ Jay L. Hicks _______________ Jay Hicks, President
Fulton County SeniorCare, One, LLC By: /s/ Jay L. Hicks _______________ Jay Hicks, President
Fulton County SeniorCare, Two, LLC By: /s/ Jay L. Hicks _____________ Jay Hicks, President
Mesa SeniorCare, LLC By: /s/ Jay L. Hicks ______________ Jay Hicks, President
Overland Park SeniorCare, LLC By: /s/ Jay L. Hicks _______________ Jay Hicks, President
Palmer Ranch SeniorCare, LLC By: /s/ Jay L. Hicks _______________ Jay Hicks, President
Peoria SeniorCare, LLC By: /s/ Jay L. Hicks _______________ Jay Hicks, President
Reno SeniorCare, LLC By: /s/ Jay L. Hicks _____________ Jay Hicks, President

Roanoke SeniorCare, LLC By: /s/ Jay L. Hicks ____________ Jay Hicks, President
Sarasota SeniorCare, LLC By: /s/ Jay L. Hicks ___________ Jay Hicks, President
Sun City West SeniorCare, LLC By: /s/ Jay L. Hicks ______________ Jay Hicks, President
Tucson SeniorCare, LLC By: /s/ Jay L. Hicks _____________ Jay Hicks, President
Wayne SeniorCare, LLC By: /s/ Jay L. Hicks _____________ Jay Hicks, President
West Orange SeniorCare, LLC By: /s/ Jay L. Hicks ______________ Jay Hicks, President
Westlake SeniorCare, LLC By: /s/ Jay L. Hicks ______________ Jay Hicks, President
Whittier SeniorCare, LLC By: /s/ Jay L. Hicks ____________ Jay Hicks, President

List of Schedules and Exhibits

Schedule 1 Permitted Encumbrances
Schedule 2 Allocation of the Purchase Price

Exhibit A Licensees
Exhibit B Facilities
Exhibit C Regulatory Subleases
Exhibit D Management Companies
Exhibit E Transfer Agreement
Exhibit F Assignment and Assumption Agreement
Exhibit G Legal Descriptions
Exhibit H Facility Violations
Exhibit I Litigation
Exhibit J Audits/Appeals
Exhibit K Cost Reports
Exhibit L Compliance Program
Exhibit M Personal Property
Exhibit N Personal Property Encumbrances
Exhibit O Operating Statements
Exhibit P Rent Roll
Exhibit Q Leasing Incentive Programs
Exhibit R Facility Agreements
Exhibit S Environmental Reports
Exhibit T Facilities’ Directors
Exhibit U Transition Services Agreement
Exhibit V Sale and Leaseback Agreement